Exhibit 10.1

AMBIT BIOSCIENCES CORPORATION

2014 LONG TERM INCENTIVE PROGRAM

EFFECTIVE DATE: APRIL 4, 2014

1.                                      Purpose. The Ambit Biosciences 2014 Long Term Incentive Program (the “Program”), established under the Ambit Biosciences 2013 Equity Incentive Plan (the “Plan”), is intended to provide incentive compensation to individuals who make a significant contribution to the performance of Ambit Biosciences (the “Company”). Program objectives are to provide additional motivation to our Designated Participants to focus on long-term corporate performance, provide additional retention incentive for Designated Participants, and further align the interests of the Designated Participants with those of our stockholders.  Except as set forth in Section 7(c), the Program will supplement and work in conjunction with and not replace the Company’s other incentive programs, such as its option plans, severance arrangements and other benefit plans, in order to achieve the objectives described above.

2.                                      Definitions.  Capitalized terms not explicitly defined in the Program but defined in the Plan will have the same definitions as in the Plan.

(a)                                 “Actual Award” means the portion of a Maximum Award that has commenced vesting under the Program upon or in connection with achievement of each applicable Performance Goal during the Performance Period, as further described in Section 6(b) below.

(b)                                 “Aggregate Consideration” means the total value of cash and the fair market value (as determined by the Committee) of all securities and other property paid or payable as consideration for a Change in Control.  Any such amounts to be paid following the closing of the Change in Control, the receipt of which is contingent upon the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration payable pursuant to a contingent value or similar right (the “Contingent Consideration”), shall be included in Aggregate Consideration based on the maximum amount of such Contingent Consideration and without regard to contingencies and without any present value reduction, except as otherwise provided herein.

(c)                                  “Aggregate Per Share Consideration” means the total consideration paid or payable for each share of Common Stock as Aggregate Consideration for a Change in Control, as determined by the Committee in its sole discretion.

(d)                                 “Award Agreement” means the agreement between the Company and each Designated Participant which sets forth the terms of such Designated Participant’s Maximum Award.

(e)                                  “Board” means the Board of Directors of the Company.

(f)                                   “Certification” means a written determination by either the Committee or two or more members of the Board, each of whom is an “outside director” for purposes of Section 162(m) of the Code, that an applicable Performance Goal has first been achieved during an applicable Performance Period.

(g)                                 “Change in Control” means a “Change in Control” as defined in the Plan, provided that for the avoidance of doubt, such transaction qualifies as a “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporations assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).

(h)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)                                    “Committee” means the Board or a committee of one or more members of the Board who has authority to administer the Program; provided, however, that for purposes of administering the Program with respect to Designated Participants who are or may be deemed “covered employees” (as defined for purposes of Section 162(m) of the Code), the “Committee” will be composed of two or more members of the Board, each of whom is an “outside director” for purposes of Section 162(m) of the Code.

(j)                                    “Common Stock” means the common stock of the Company.

(k)                                 “Designated Participant” means each key employee of the Company or member of the Board who is designated by the Committee in writing to participate in the Program.

(l)                                    “Maximum Award” means the maximum number of shares of Common Stock that may be awarded to a Designated Participant under the Program as a Stock Award (as defined in the Plan) if all applicable Performance Goals are achieved at the maximum levels and if the Designated Participant meets all of the eligibility requirements for receiving such Stock Award as set forth in the Program.

(m)                             “Performance Goal” means the performance goal established by the Committee as set forth in Section 4 below.

(n)                                 “Performance Period” means the period of time that begins on the Effective Date of the Program and ends on December 31, 2017.

(o)                                 “Representative” will mean one or more members of the Committee or persons designated by the Committee prior to or in connection with a Change in Control.

(p)                                 “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(q)                                 “Stock Value” means (i) the volume-weighted-average price of the Common Stock as reported by NASDAQ (or other applicable established stock exchange or market for the Common Stock) over any consecutive seven trading days; or (ii) the Aggregate Per Share Consideration in a Change in Control.

3.                                      General Program Description and Eligibility. The Program provides the opportunity for certain key employees of the Company and members of the Board to earn shares of Common Stock or other payments based on the performance of the Company. The Committee will designate in writing certain key employees or members of the Board as Designated Participants to participate in the Program. Upon selection to participate in the Program, each Designated Participant will be eligible to receive a Maximum Award set forth in an Award Agreement that may be earned if and only if: (i) Certification occurs, (ii) the Designated Participant executes the Award Agreement and (iii) the Designated Participant continues to render Continuous Service up to and including on the date of achievement of such Performance Goals and through any subsequent additional vesting period or contingency required to receive such shares of Common Stock, if applicable.

4.                                      Performance Goals.  The Performance Goals are as follows:

(a)                                 The “First Performance Goal” is achieved upon reaching a Stock Value of $20.00 per share;

(b)                                 The “Second Performance Goal” is achieved upon reaching a Stock Value of $25.00 per share; and

(c)                                  The “Third Performance Goal” is achieved upon reaching a Stock Value of $30.00 per share.

5.                                      Maximum Awards.

(a)                                 At the beginning of the Performance Period, the Committee will designate in writing the Maximum Award that each Designated Participant may earn under the Program, which will be set forth in the Award Agreement provided to each Designated Participant.

(b)                                 All shares of Common Stock issuable under the Program shall be issued from the Plan.  Accordingly, the maximum number of shares that may be issued under the Program shall in no event exceed the maximum number of shares available and authorized for issuance under the Plan by the Board and the Company stockholders.

(c)                                  Each Stock Award shall be a Restricted Stock Unit Award (unless otherwise determined by the Committee) subject to the terms of the Plan and the Award Agreement entered into between the Company and the Designated Participant.

6.                                      Actual Awards.

(a)                                 A Performance Goal is achieved only upon Certification, as further described in Section 8 below.

(b)                                 With respect to each Performance Goal, contingent upon Certification, as further described in Section 8 below, each Designated Participant who remains eligible under the Program will commence vesting as to one-third (1/3) of the Designated Participant’s Maximum Award (such portion of the Maximum Award, the “Actual Award”) according to the vesting schedule described in Section 6(d) below.

(c)                                  For the avoidance of doubt, if a Maximum Award commences vesting upon Certification because the Aggregate Per Share Consideration in a Change in Control meets or exceeds a Performance Goal, vesting shall commence immediately prior to, and contingent upon, the effective date of such Change in Control (subject to acceleration pursuant to Section 7(a) below), and such Actual Award shall be considered outstanding immediately prior to such Change in Control.

(d)                                 Unless otherwise provided by the Committee, each Actual Award shall vest according to the following schedule, subject to the Designated Participant’s Continuous Service up to and including on each vesting date: one-third (1/3) of the shares shall vest on each of the first, second and third anniversaries of the date of first achievement of each Performance Goal (even if Certification for such Performance Goal occurs on a later date), subject to potential acceleration pursuant to Section 7(a) below.

For example, assume that a Designated Participant has an Actual Award consisting of 36,000 shares and that the volume-weighted-average price of the Common Stock as reported by NASDAQ first reaches $20 or higher on each of August 1, August 4, August 5, August 6, August 7, August 8 and August 11, 2014, and Certification occurs on August 15, 2014 that the First Performance Goal was achieved as of August 11, 2014.   12,000 shares subject to the Actual Award will commence vesting as of August 11, 2014 such that 4,000 shares will vest on August 11, 2015, August 11, 2016 and August 11, 2017, subject to the Designated Participant’s Continuous Service through each such vesting date.

(e)                                  If a Performance Goal is not achieved during the Performance Period, no portion of the Maximum Award relating to such Performance Goal shall vest and the portion of the Maximum Award relating to such Performance Goal shall be cancelled immediately following the end of the Performance Period.

7.                                      Treatment upon a Change in Control.

(a)                                 Except as provided in Section 7(b) below, upon a Change in Control, all outstanding Actual Awards (including those described in Section 6(c) above) shall become vested in full immediately prior to the effectiveness of such Change in Control.  Upon such vesting, the Designated Participant shall be entitled the same consideration paid with respect to the shares subject to the Actual Award as is paid to the holders of Common Stock upon the terms of the Change in Control.  For the avoidance of doubt, the Committee shall have the discretion to make a direct payment to each Designated Participant holding an Actual Award, in the form of consideration paid in the Change in Control to the holders of Common Stock, equal to the value of the property the Designated Participant would have received upon being issued the shares of Common Stock in respect of the Actual Award.

(b)                                 Upon a Change in Control that results in a Performance Goal being achieved as a result of the Aggregate Per Share Consideration received in the Change in Control, if there is Contingent Consideration as part of the Aggregate Consideration in the Change in Control, the payment of which is necessary to reach the Stock Value for such Performance Goal, then the Actual Award related to such Performance Goal shall not become immediately vested in full as described in Section 7(a) above, but shall instead be converted into a right to receive future consideration subject to the same conditions (including but not limited to any contingent value or similar right) (the “Conditions”) on payment imposed on the Company or all other holders of Common Stock, as applicable, with respect to their rights to the Contingent Consideration to the same extent the Conditions are imposed on the Contingent Consideration (i.e., on a pro-rata basis) (such portion of each Designated Participant’s Actual Award subject to the Conditions, the “Unvested Consideration”).  Except as set forth below, the Unvested Consideration will be paid in a lump sum, as, if and when the corresponding Contingent Consideration is paid to the Company or the Common Stock holders, as applicable, but in no event later than thirty (30) days following the date on which the applicable Condition is satisfied.  In the event that the Condition would not, in the reasonable determination of the Committee (or the Representative, if applicable)

constitute a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)) or would otherwise cause the Designated Participant to be subject to the payment of additional tax pursuant to Section 409A, the Designated Participant shall be paid the Unvested Consideration related to such Condition, subject to any reduction made by the Committee (or the Representative, if applicable) based on the fair market value (as of the closing of the Change in Control) of the Unvested Consideration as a result of the existence of the Condition, in a lump sum on or before the thirtieth (30th) day following the effective date of the Change in Control.  The Designated Participant shall not be required to provide Continuous Service through the payment of the Unvested Consideration.

For example, if no Performance Goals have been met and there is a Change in Control during the Performance Period in which there is Certification of achievement of each of the First, Second and Third Performance Goals because the Aggregate Per Share Consideration is $30, of which $25 is paid at the closing of the Change in Control and $5 is Contingent Consideration paid upon meeting a specified performance goal in two years, a Designated Participant with a Maximum Award of 30,000 shares would commence vesting with respect to 30,000 shares (i.e. have Actual Awards outstanding for 30,000 shares) immediately prior to the Change in Control.  Two of the Actual Awards (i.e. the Actual Awards earned by achieving the First Performance Goal and the Second Performance Goal, aggregating 20,000 shares) would become immediately vested in full upon the Change in Control and the Designated Participant would receive $500,000 (i.e. $25 per share for such shares), paid at the closing of the Change in Control.  The Actual Award for 10,000 shares earned by achievement the Third Performance Goal would become Unvested Consideration. If the specified performance goal was met in two years, the Designated Participant would at that time receive $300,000 representing the Unvested Consideration (i.e. $30 for each of the 10,000 shares) and would also receive $100,000 for the first two Actual Awards (i.e. $5 for each of the 20,000 shares which had previously vested upon the closing of the Change in Control).

(c)                                  Stock Awards that are not Actual Awards at the time of a Change in Control shall not accelerate vesting upon the Change in Control.  The treatment of Stock Awards awarded to a Designated Participant under the Program, upon a Change in Control or termination of the Designated Participant as set forth in this Section 7 and as specified in the Award Agreement, supersedes any vesting acceleration provisions covering a Designated Participant’s equity awards specified in such Designated Participant’s individual employment agreement, offer letter or similar agreement with the Company solely with respect to the Stock Awards awarded to the Designated Participant under the Program; vesting acceleration provisions covering any of the Designated Participant’s other equity awards are not affected or altered by the Program

8.                                      Certification and Distribution of Actual Awards.

(a)                                 Assessment of actual performance and the distribution of shares of Common Stock or other consideration, if applicable, in respect of Actual Awards will be subject to: (i) Certification and (ii) the completion of any subsequent additional vesting period or contingency required to receive Common Stock or other consideration in respect of Actual Awards. Certification will occur as soon as possible following achievement of the Performance Goals and in no event later than seven (7) days thereafter; provided, however that if achievement of the Performance Goal is a result of the Aggregate Per Share Consideration paid or payable in connection with a Change in Control, Certification shall occur prior to the effective date of the Change in Control.

(b)                                 Immediately upon the date of Certification, a Maximum Award will commence vesting (and thus become an Actual Award) pursuant to the vesting schedule described in Section 6(d) above, provided that such Actual Award shall be contingent upon the effectiveness of the Change in Control, if achievement of the Performance Goal is a result of the Aggregate Per Share Consideration paid or payable in the Change in Control.

9.                                      Withholding of Compensation.  The Company or its acquirer or successor, if applicable, in a Change in Control, will withhold from any payments under the Program and from any other amounts payable to Designated Participants by the Company or such acquirer or successor any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of the Stock Awards.  The Company or such acquirer or successor may require the Designated Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment.  Each Designated Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Program.

10.                               No Employment or Service Rights. Nothing in the Program or any instrument executed or Stock Award granted pursuant to the Program will (i) confer upon any individual or Designated Participant any right to continue to be retained in the employ or service of the Company or any affiliate of the Company, (ii) change the at-will employment relationship between the Company or any affiliate of the Company and an individual or Designated Participant, or (iii) interfere with the right of the Company or any Company affiliate to discharge any individual, Designated Participant or other person at any time, with or without cause, and with or without advance notice.  The Company is not obligated to give uniform treatment to Designated Participants under the Program.

11.                               Program Administration. The Committee will be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, including but not limited to, the interpretation of the Program and all Stock Awards or rights granted hereunder, the correction or clarification of any defect, omission or inconsistency in the Program or any Award Agreement, and the resolution of any disputes, and application of the Program in any respect to a Designated Participant. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Program (including any Award Agreement thereunder); provided, however, that no such action may materially and adversely affect an outstanding Stock Award unless (i) expressly provided by the Committee; and (ii) with the consent of each affected Designated Participant, unless such action is necessary to comply with any applicable law, regulation or rule or to avoid adverse tax consequences under Section 409A of the Code.  After a Change in Control, the Program will be interpreted and administered in good faith by the Representative, who may delegate to a liquidating trust, management entity or similar entity the authority to distribute payments pursuant to the Program.

12.                               Stockholder Rights. No Designated Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock under the Program (including, without limitation, the right to receive dividends) unless and until such Designated Participant has been granted a Maximum Award under the Program, has vested in the shares subject to the any Actual Award, and has received delivery of such shares of Common Stock or consideration for such shares, if applicable.

13.                               Validity. If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

14.                               Governing Plan Document. The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan. In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan will control unless necessary for compliance with Section 162(m) of the Code.

15.                               Parachute Payments.  Unless otherwise provided by the Committee or in an individual Award Agreement or other agreement between a Designated Participant and the Company, the following provision will apply.  If any payment or benefit a Designated Participant would receive pursuant to this Program (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the  Designated Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Designated Participant.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, the Designated Participant agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, the Designated Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless the Designated Participant and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Designated Participant and the Company within fifteen (15) calendar days after the date on which the Designated Participant’s right to a Payment is triggered (if requested at that time by the Designated Participant or the Company) or such other time as requested by the Designated Participant or the Company.

16.                               Section 409A.  All benefits provided under the Program are intended to satisfy the requirements for an exemption from application of Section 409A to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the benefits provided under the Program are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.

It is intended that (i) each installment of any benefits payable under the Program to a Designated Participant be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) and that (ii) all payments of any benefits under the Program satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations, including but not limited to Treasury Regulation Sections 1.409A-1(b)(4) to the greatest extent possible and, to the extent not so exempt, that the benefits comply, and the Program be interpreted to the greatest extent possible as consistent with, Section 409A.

17.                               Governing Law.  The rights and obligations of a Designated Participant in this Program will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.

18.                               Assumption by Acquirer.  The Company’s obligations hereunder will be deemed to have been appropriately satisfied if the acquiring or surviving corporation in a Change in Control assumes such obligations and pays all consideration (including Unvested Consideration) due with respect to Maximum Awards as provided hereunder.

19.                               Severability. If any provision of the Program is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Program, and the Program will be construed and enforced as if such provision had not been included.